Humana Inc. 2005 Quarters Restated to Include Stock Options Expense In thousands, except per share results

	1Q05		2Q05		3Q05		4Q05
	Reported	Restated (A)	Reported	Restated (A)	Reported	Restated (A)	Reported	Restated (A)

Revenues	$3,387,225	$3,387,225	$3,546,361	$3,546,361	$3,821,461	$3,821,461	$3,663,080	$3,663,080

Pretax income (loss):
Government	$72,224	$70,472	$104,092	$102,531	$89,557	$87,868	$57,395	$55,805
Commercial	49,463	46,208	25,215	22,317	(18,053)	(21,190)	41,821	38,869
Consolidated	$121,687	$116,680	$129,307	$124,848	$71,504	$66,678	$99,216	$94,674

Net income	$109,795	$106,735	$84,137	$81,412	$49,944	$46,807	$64,607	$61,776

Diluted earnings per common share	$0.67	$0.65	$0.51	$0.49	$0.30	$0.28	$0.39	$0.37

Shares used in computing diluted earnings per	164,179	164,496	164,908	165,149	166,037	166,076	166,371	166,521
common share

SG&A expense ratio:
Government	10.8%	10.9%	10.6%	10.6%	13.1%	13.2%	15.5%	15.6%
Commercial	17.6%	17.8%	17.5%	17.7%	20.0%	20.2%	18.1%	18.3%
Consolidated	14.1%	14.3%	13.8%	14.0%	16.2%	16.3%	16.7%	16.9%

Total assets	$6,149,593	$6,149,593	$6,277,907	$6,277,907	$6,832,421	$6,832,421	$6,869,614	$6,869,614
Total liabilities	$3,949,788	$3,916,471	$3,961,719	$3,927,862	$4,466,451	$4,432,166	$4,395,509	$4,360,740
Total stockholders' equity	$2,199,805	$2,233,122	$2,316,188	$2,350,045	$2,365,970	$2,400,255	$2,474,105	$2,508,874

Net cash provided by (used in) operating activities	$99,228	$95,573	$181,857	$179,287	$591,039	$586,006	($246,497)	($250,784)
Net cash used in investing activities	($451,322)	($451,322)	($59,909)	($59,909)	($96,395)	($96,395)	($159,650)	($159,650)
Net cash provided by (used in) financing activities	$332,279	$335,934	($78,422)	($75,852)	($119,498)	($114,465)	$159,227	$163,514

Humana Inc. 2003 Through 2005 Restated to Include Stock Options Expense In thousands, except per share results

	For the year ended		For the year ended		For the year ended
	December 31, 2005		December 31, 2004		December 31, 2003
	Reported	Restated (A)	Reported	Restated (A)	Reported	Restated (A)

Revenues	$14,418,127	$14,418,127	$13,104,325	$13,104,325	$12,226,311	$12,226,311

Pretax income:
Government	$323,268	$316,676	$273,840	$269,063	$223,706	$221,240
Commercial	98,446	86,204	142,010	130,315	121,010	114,973
Consolidated	$421,714	$402,880	$415,850	$399,378	$344,716	$336,213

Net income	$308,483	$296,730	$280,012	$269,947	$228,934	$223,739

Diluted earnings per common share	$1.87	$1.79	$1.72	$1.66	$1.41	$1.38

Shares used in computing diluted earnings per common share	165,374	165,560	162,456	162,905	161,960	162,406

SG&A expense ratio:
Government	12.6%	12.7%	12.2%	12.3%	13.4%	13.5%
Commercial	18.3%	18.5%	16.4%	16.5%	16.9%	17.0%
Consolidated	15.3%	15.4%	14.5%	14.6%	15.4%	15.4%

Total assets	$6,869,614	$6,869,614	$5,657,617	$5,657,617	$5,379,814	$5,379,814
Total liabilities	$4,395,509	$4,360,740	$3,567,493	$3,533,369	$3,543,865	$3,510,842
Total stockholders' equity	$2,474,105	$2,508,874	$2,090,124	$2,124,248	$1,835,949	$1,868,972

Net cash provided by operating activities	$625,627	$610,082	$347,809	$344,061	$413,140	$397,921
Net cash used in investing activities	($767,276)	($767,276)	($624,081)	($624,081)	($382,837)	($382,837)
Net cash provided by (used in) financing activities	$293,586	$309,131	($75,053)	($71,305)	$179,744	$194,963